UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CĪON INVESTMENT CORPORATION
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Dear Shareholder,
The 2020 Annual Meeting of Shareholders of CION Investment Corporation (the “Company”) is scheduled to take place on June 25th. We are writing today to provide important information about a new shareholder proposal.
In the proxy statement, which shareholders of record on April 27, 2020 received, proposal number three is one specific item which is new to the agenda this year, under which the Company seeks to be authorized to sell shares of its common stock at a price below net asset value, or NAV, if it deems necessary. By selling shares below NAV, the Company may generally strengthen its balance sheet and have more flexibility to fully execute its business strategy. A detailed explanation of this proposal can be found on pages 23 through 29 of the proxy statement, which also includes hypothetical illustrations across various scenarios of the Company selling shares at a price below NAV and the dilutive impact of such sales on existing shareholders.
Numerous regulated investment companies, or RICs, including other BDCs, have been authorized by their shareholders to issue shares below NAV. That said, below is a brief summary of the proposal and why the Company is requesting shareholder approval.
•	As a BDC, the Company is a RIC, which is a pass-through entity that must distribute substantially all of its earnings to shareholders annually in order to maintain pass-through tax treatment.
•	This sometimes prevents the Company from retaining meaningful earnings to support operations (including for making new investments and/or supporting existing investments).
•	As a BDC, the Company must also comply with the 200% asset coverage ratio in order to incur more debt or issue senior securities.
•	Also, as a BDC, the Company must mark assets quarterly at fair value; however, market forces can cause marks to decline temporarily, which results in a higher debt to assets ratio as assets decline.
•	Even if asset impairments don’t happen, volatility in the capital markets can create unrealized capital depreciation that hurts asset valuations and could result in asset coverage ratio issues.
•	The COVID -19 pandemic has brought tremendous volatility in capital markets and the cost of debt capital in such a market can come at a higher cost to the Company versus issuing additional shares.
•
Due to uncertainty of the lasting economic effects of the COVID-19 pandemic, access to equity capital could be eased with the flexibility to issue shares below net asset value, providing the Company with financial flexibility during these uncertain times.

Despite these reasons, shareholders should consider the dilutive effect of the issuance of the Company’s shares at less than NAV per share.
To clarify, this is not a vote to approve the selling of additional shares below NAV per share; rather, it is a vote to authorize the Company to do so if management and the Board of Directors believe it is in the best interests of the Company and the shareholders to do so.
Also, there are restrictions on the Company’s ability to sell shares below NAV per share, including, among others, the Company will only be allowed to sell 25% of its outstanding shares and for only one year following shareholder approval. Again, please review the proxy materials for further details on this proposal. Please contact your financial advisor with any further questions.
Sincerely,
CION Investment Corporation